EXHIBIT 10.1

TECHNOLOGY LICENSE AND ASSET PURCHASE AGREEMENT

This TECHNOLOGY LICENSE AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of June, 2006 , by and between Broadcom Corporation, a California corporation (“Broadcom”), and Ciprico Inc., a Delaware corporation (“Ciprico”). Broadcom and Ciprico may be referred to from time to time in this Agreement, individually, as a “Party “ and, collectively, as the “Parties.”

BACKGROUND

A.            Broadcom owns certain assets that are used in connection with Broadcom’s Business.

B.            Broadcom desires to sell, and Ciprico desires to purchase, certain of such assets of the Business in accordance with the terms and conditions set forth in this Agreement.

C.            Broadcom desires to grant and Ciprico desires to receive licenses relating to certain other of such assets of the Business, subject to and in accordance with the terms and conditions set forth in this Agreement.

D.            Broadcom desires Ciprico to assume certain existing support obligations relating to the Business, and to undertake certain development obligations relating to the Business, and Ciprico is willing to assume and undertake such obligations in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Purchase and Sale of Assets. Subject to all the terms and conditions of this Agreement, Broadcom shall, on the Closing Date, sell, transfer, convey and assign to Ciprico the following operating assets of Broadcom used or held for use in the Business, (collectively, the “Purchased Assets”).

(a)          Fixed Assets. All fixed assets set forth on Schedule 1.1(a) hereto (collectively, the “Fixed Assets”);

(b)         Inventory. All inventories of the Business set forth on Schedule 1.1(b) hereto, (collectively, the “Inventory”) which excludes all work in progress for Broadcom integrated circuits and all inventories of Broadcom integrated circuits not already attached to inventories of RAID Controller Cards;

(c)          Prepaid Assets and Deposits. Prepaid assets and deposits, if any, as set forth on Schedule 1.1(c) hereto, with respect to which Ciprico will receive the benefit after the Closing;

(d)         Contracts. All rights of Broadcom under those contracts relating to the Business that are set forth on Schedule 1.1(d) hereto (the “Assumed Contracts”);

(e)          Customer and Supplier Lists. All customer and supplier lists of the Business, and any formal notices or written correspondence (excluding emails) from those customers and suppliers relating to the Business; and

(f)            Marketing Materials. All marketing materials and related literature currently used by Broadcom in marketing the Business.

1.2           Excluded Assets. Broadcom retains all right, title and interest in and to any and all property, rights or other assets that are not specifically included as Purchased Assets, whether or not related to the Business. Without limitation of the foregoing, Broadcom retains all right, title and interest in and to all cash and cash equivalents, accounts receivable, communications equipment and infrastructure.

1.3           Assumed Liabilities.

(a)           Subject to all the terms and conditions of this Agreement, Ciprico shall, on the Closing Date, accept the assignment from Broadcom of the Assumed Contracts, and expressly assume the due and punctual performance and observance of each covenant, condition and obligation of Broadcom under such Assumed Contracts (collectively the “Assumed Liabilities”). For clarity, Ciprico does not assume liability for any breach by Broadcom of any Assumed Contract prior to the Closing, and such liability remains with Broadcom.

(b)           Without limitation of the above, the Assumed Liabilities will include all existing support and warranty obligations of Broadcom under all prior purchases of RAID Controller Card products and all prior licenses of Licensed Software. Schedule 1.3 hereto contains a list of all such existing support and warranty obligations, that to Broadcom’s knowledge, constitute obligations in excess of $10,000 per customer.

(c)           Ciprico assumes no liabilities, covenants or obligations of Broadcom that are not specifically included as Assumed Liabilities, whether or not related to the Business.

ARTICLE II

LICENSES

2.1  License Grants. Subject to strict compliance with the terms and conditions of this Agreement, including without limitation Ciprico’s payment, support and development obligations, Broadcom hereby grants to Ciprico, for the Term, a personal, non-transferable, worldwide, royalty-bearing license to:

(a)          use, reproduce, modify and create derivative works of the Licensed Software in both source code and object code form, and to distribute and sublicense copies of the Licensed Software or derivative works thereof only in object code form;

(b)         use, reproduce, modify and create derivative works of the Licensed Board Designs, and to make, have made, use, import and sell RAID Controller Cards based on the Licensed Board Designs; and

(c)          use, reproduce, publicly perform and publicly display the Licensed Marks in connection with the marketing and sale of RAID Software and RAID Controller Cards incorporating the Licensed Software.

2.2  Limited Exclusivity.

(a)          Subject to Subsection 2.2(c) below, the license in Subsection 2.1(a) will be exclusive with respect to the field of RAID Software; provided, however, that Broadcom nonetheless will retain the following rights with respect to the Licensed Software in the field of RAID Software:

(i) to use the Licensed Software and Improvements thereof, in source code and object code form, to evaluate, test and demonstrate the compatibility of Broadcom’s products with the Licensed Software and such Improvements;

(ii) to distribute the Licensed Software and Improvements in object code form to customers for evaluation purposes only; and

(iii) subject to the provisions of Section 3.3 below, to distribute and license the Licensed Software and Improvements, in object code form only, to customers for use in production with Broadcom integrated circuits.

(b)         Subject to Subsection 2.2(c) below, the licenses in Subsections 2.1(b) and 2.1(c) will be exclusive for their respective durations (in perpetuity unless earlier terminated).

(c)          For clarity, Broadcom and Ciprico agree and acknowledge that the exclusivity obligations set forth in this Section 2.2 are meant to govern Broadcom’s conduct after the Closing and during the period of exclusivity, and do not constitute a representation or warranty that no other licenses to the Licensed Technology have been granted previously. Ciprico acknowledges that Broadcom and its predecessors in interest previously have granted licenses to the Licensed Technology to other third parties, and all such licenses will remain in full force and effect after the Closing.

2.3  License Restrictions.

(a)          No other use, distribution or application of the Licensed Technology by Ciprico is permitted except those expressly provided in Section 2.1.

(b)         Ciprico represents and warrants that it will not take any action that would create obligations that would conflict with Ciprico’s obligations hereunder, including without limitation, creating and/or distributing derivative works of the Licensed Software that contain code licensed under a Prohibited License (as defined below) or that would require any portion of the Licensed Software to be distributed pursuant to a Prohibited License.

(c)          Ciprico shall only distribute the Licensed Software or derivative works thereof to OEMs, resellers, distributors and end users pursuant to an End User Agreement.

2.4  Grantback License to Improvements During Term. Ciprico (on behalf of itself and its affiliates, agents, employees, and contractors) hereby grants to Broadcom a fully paid-up, royalty-free, worldwide, license to use, copy, modify, have modified, distribute and have distributed any Improvements made by or on behalf of Ciprico, subject to the restrictions and limitations of Section 2.2, during the Term. Ciprico will regularly provide such Improvements to Broadcom.

2.5  Grantback License to Improvements After Term. If Broadcom terminates this Agreement prior to three years after the Closing, then Ciprico (on behalf of itself and its affiliates, agents, employees, and contractors) grants to Broadcom a fully paid-up, royalty-free, worldwide, perpetual license to use, copy, modify, have modified, distribute and have distributed any Improvements or derivative works thereof for the sole purpose of supporting customers of the Licensed Software at the time of termination.

2.6  Proprietary Notices. Ciprico shall not remove, efface or obscure any copyright or trademark notices from the Licensed Technology. Ciprico shall include reproductions of the Broadcom copyright notice with each copy of the Licensed Technology. Ciprico acknowledges that any symbols, trademarks, tradenames, and service marks adopted by Broadcom to identify the Licensed Technology belong to Broadcom and that Ciprico shall have no rights therein other than the explicit licenses granted to Ciprico hereunder. Ciprico further acknowledges that Broadcom does not have federal registration for the Licensed Marks, and thus Broadcom makes no representation or warranty that (i) the Licensed Marks will be enforceable against third parties; or that (ii) use of the Licensed Marks will not infringe the marks of a third party. Ciprico acknowledges that enforceability of the Licensed Marks depends in part on Ciprico’s proper use and protection of the Licensed Marks.

2.7  Ownership. Broadcom shall retain all right, title and interest, including any and all intellectual property rights, in and to the Licensed Technology. Ciprico shall retain all right, title and interest, including any and all intellectual property rights, in and to the Improvements made by or on behalf of Ciprico. Ciprico hereby covenants that it will not allege or assert any claim that the Licensed Technology infringes any intellectual property right owned or controlled by Ciprico, or allege or assert that any of Broadcom’s intellectual property rights in the Licensed Technology is invalid or unenforceable.

2.8  No Other Rights Granted. Apart from the license rights expressly set forth in this Agreement, Broadcom does not grant and Ciprico does not receive any right, title or interest nor any security interest or other ownership interest in any intellectual property rights relating to the Licensed Technology, nor in any copy of any part of the foregoing. Broadcom reserves any and all rights not expressly granted to Ciprico hereunder. Apart from the license rights expressly set forth in this Agreement, Ciprico does not grant and Broadcom does not receive any right, title or interest nor any security interest or other ownership interest in any intellectual property rights relating to the Improvements, nor in any copy of any part of the foregoing. Ciprico reserves any and all rights not expressly granted to Broadcom hereunder.

ARTICLE III

PAYMENT

3.1  Purchase Price. As payment for the sale, transfer and assignment of the Purchased Assets, and for other of Broadcom’s agreements and indemnities contained herein, Ciprico shall pay to Broadcom at the Closing, by wire transfer of immediately available funds to an account designated by Broadcom (collectively, the “Purchase Price”) , the aggregate cash sum of ***. In addition, Ciprico shall pay to Broadcom, by wire transfer of immediately available funds to an account designated by Broadcom, the additional sum of *** for the inventory set forth in Schedule 1.1(b), which will be paid within fifteen (15) days after Ciprico’s receipt of such inventory. Ciprico will have the right to return any defective portions of inventory for a credit or refund.

3.2  Royalties. Ciprico shall pay to Broadcom royalty payments based on the Revenues for all sales of RAID Controller Cards by or for Ciprico. Such royalties will be calculated as a percentage of the Revenue recorded by Ciprico, and will be paid quarterly within 30 days of the end of the respective calendar quarter. Royalty payments will be accompanied by reports identifying the applicable products, quantities and Revenues of Ciprico. The amount of such royalties payable to Broadcom will be determined pursuant to the following table:

Dollar Amount of Revenues	Royalties Payable
in Each 12-Month Period	to Broadcom
following the Closing

up to $2,000,000	*** of Revenue
$2,000,000-$5,000,000	*** of Revenue
$5,000,000-$10,000,000	*** of Revenue
$10,000,000 and above	*** of Revenue

Ciprico’s obligation to pay royalties to Broadcom pursuant to this Section 3.2 shall cease when Ciprico’s royalty payments reach twenty-five million dollars ($25,000,000) in the aggregate (the “Royalty Cap”), and thereafter Ciprico’s licenses under this Agreement will become royalty-free (but still subject to commissions pursuant to Section 3.3), perpetual and non-terminable.

3.3  Commissions.

(a)          During the Term, Broadcom will earn a commission in an amount equal to *** of all Revenue related to the Licensed Software (other than distributions of the Licensed Software incorporated with RAID Controller Cards, which shall be covered by Section 3.2 above) (the “Commission”), whether licensed by Broadcom or Ciprico, for operation with a Broadcom integrated circuit product.

(b)         For such distributions of the Licensed Software made by Broadcom, Broadcom will collect the Revenue for such Licensed Software licenses, and on a quarterly basis will forward such Revenue to Ciprico less the Commission thereon which Broadcom shall retain, along with a quarterly report identifying the applicable quantities and Revenues related thereto . The quarterly payment and report will be made within thirty (30) days after the end of the applicable calendar quarter.

(c)          For such distributions of the Licensed Software by Ciprico, Ciprico will collect the Revenue for such Licensed Software licenses, and on a quarterly basis will forward the Commission thereon to Broadcom, along with a quarterly report identifying the applicable quantities and Revenues related thereto. The quarterly payment and report will be made within thirty (30) days after the end of the applicable calendar quarter. For clarity, Ciprico will owe no such commission on licenses of the Licensed Software for use with non-Broadcom integrated circuits.

3.4  Taxes. All amounts payable under this Agreement are exclusive of all taxes, duties, customs fees, and other similar government charges and fees or customs fees (other than taxes levied on Broadcom’s income) that Broadcom may be required to collect or pay upon purchase, sale or shipment of Licensed Technology. If Ciprico wishes to claim a tax exemption, Ciprico must give Broadcom a tax exemption certificate acceptable to the relevant taxing authority. Without limitation of the above, Ciprico agrees that it will pay to Broadcom all sales tax applicable to the sale of the Purchased Assets.

3.5  Warrants. Ciprico shall grant to Broadcom the warrants to purchase nine hundred thousand (900,000) shares of Common Stock of Ciprico (“Shares”) set forth in Exhibit C hereto.

3.6  Records; Audit Rights. During the term of this Agreement and for a period of two (2) years after expiration or termination of this Agreement, Ciprico agrees to keep all usual and proper records and books of account and all usual and proper entries relating to this Agreement in accordance with generally accepted accounting principles. Ciprico additionally will be responsible for establishing processes and practices to ensure that its sublicensees accurately report and pay for their use of the Licensed Software. Broadcom may conduct an audit of Ciprico’s records and Ciprico’s sublicensee’s records, including such financial and other business records as may be relevant to allow Broadcom to confirm Ciprico’s compliance with the terms of this Agreement and the correctness of all payments made or due to Broadcom hereunder. This Section 3.6 shall apply reciprocally to permit Ciprico to audit Broadcom, to the extent that Broadcom collects Revenues for the production distribution of the Licensed Software pursuant to Section 3.3(b).

3.7  Audit Procedures. Any such audit will be conducted by an auditor designated by Broadcom or by an independent certified public accountant selected by Broadcom, and will be conducted only with  reasonable advance written request no more than twice in any twelve (12) month period, unless an underpayment as described below is found, in which case Broadcom may conduct an additional audit following each such finding during the same twelve (12) month period. The audit will be conducted during regular business hours and will be conducted in such a manner as not to unreasonably interfere with Ciprico’s normal business activities.  Broadcom agrees that it shall be responsible for the payment of the reasonable fees and costs of the auditor unless: (a) with respect to provisions of this Agreement, the auditor determines that Ciprico has underpaid Broadcom hereunder by an amount in excess of five percent (5%) of the amounts actually due; or (b) with respect to the Section 3.5, the auditor determines that Ciprico should have issued warrants to Broadcom but failed to do so. Ciprico will refund Broadcom any overcharges and will reimburse Broadcom for audit costs incurred as a result of the previous sentence within thirty (30) days of Broadcom’s receipt of an invoice for such fee. Broadcom recognizes and agrees that information learned during an audit is confidential and that such information may be used only in further disposition of the audit. This Section 3.7 shall apply reciprocally to any audit by Ciprico of Broadcom pursuant to Section 3.6 above.

ARTICLE IV

SUPPORT

4.1           Support by Broadcom. Broadcom agrees that it will make available Jeff Huber, Charles Purwin, and Richard Bagley (the “Identified Employees”) to assist Ciprico in supporting the Licensed Technology and/or assisting in the transition of the Licensed Technology to Ciprico; provided, however, that such availability will be limited to only ten (10) hours per week for each such Identified Employee, and only one hundred (100) hours total for each such Identified Employee, and all obligations under this Section 4.1 will expire on October 1, 2006.  Broadcom’s obligations under this Section 4.1 are subject to the Identified Employees remaining active employees in good standing with Broadcom. Except as expressly set forth in Sections 4.1 and 7.3, nothing in this Agreement shall obligate Broadcom to provide any support for the Licensed Technology to Ciprico, its customers and sublicensees, or any other person.

4.2           Support to Existing Customers by Ciprico. Ciprico hereby agrees to support the Licensed Software and RAID Controller Cards and assume responsibility for all existing support and warranty commitments for the Licensed Software and RAID Controller Cards, at its sole expense, for a period of three (3) years after the Closing Date. Ciprico will perform its support obligations in compliance with all of the existing warranties for the Licensed Software and RAID Controller Cards and the minimum support requirements for the Licensed Software and RAID Controller Cards, as described in the attached Exhibit D. Ciprico further agrees and acknowledges that its failure to provide the support as described in this Section 4.2 shall constitute a material breach of the Agreement subject to the cure period described in Section 11.2(b).

4.3           Support to Distributors and End Users by Ciprico. Ciprico shall, at its own expense, be solely responsible for providing technical support and training to its distributors and the end users of the Licensed Technology for the Licensed Technology, and Broadcom shall have no obligation with respect thereto. Ciprico shall be solely responsible for, and Broadcom shall have no obligation to honor, any warranties that Ciprico provides to its distributors and/or the end users of the Licensed Technology with respect to the Licensed Technology. Ciprico shall defend any claim against Broadcom arising in connection with any such warranties, express, implied, statutory, or otherwise, and shall pay any settlements or damages awarded against Broadcom that are based on any such warranties.

ARTICLE V

DEVELOPMENT OBLIGATIONS

5.1           Support for Broadcom Products. For a period of two (2) years after the Closing Date, Ciprico will develop and support versions of the Licensed Software that interoperate with all versions of Broadcom’s standard storage integrated circuit products and all versions of Broadcom’s chipsets for AMD Opteron platforms (collectively, the “Supported Chips”). Ciprico agrees that it will use its best efforts within its resources to prioritize this development and support activity. Ciprico further agrees and acknowledges that its failure to meet the obligations of Section 5.1 or 5.2 shall constitute a material breach of the Agreement subject to the cure period described in Section 11.2(a). Ciprico and Broadcom will have regular roadmap meetings, not less than once per quarter, to discuss planned Supported Chips and planned versions of the Licensed Software. Broadcom agrees to disclose to Ciprico the planned functionality of any upcoming Supported Chip at least three (3) months prior to tape-out of such Supported Chip, and will provide to Ciprico the interface information for such Supported Chip no later than two (2) weeks after tape-out of such Supported Chip. Notwithstanding any provision of this Agreement, Broadcom shall have no obligation to develop or release any Supported Chip or any other product under this Agreement, and any and all such development shall be at Broadcom’s sole discretion.

5.2           Schedule for Development. Without limitation of the obligations of Section 5.1 above, Ciprico will provide ported versions of the Licensed Software to Broadcom, in object code form, in accordance with the following schedule:

Alpha version:  within 8 weeks of receipt of the reference board with the Supported Chip including the IOC driver;

Beta version:  within 16 weeks of receipt of the reference board with the Supported Chip including the IOC driver;

Production (gold) version:  within 26 weeks of receipt of the reference board with the Supported Chip including the IOC driver.

ARTICLE VI

SUPPLY OF BROADCOM RAID INTEGRATED CIRCUITS

6.1.          Supply. Broadcom hereby agrees to sell to Ciprico its RAID controller chip products known as Frodo, Elrond, and if available, Elrond-Lite through their respective end-of-life, as the case may be, pursuant to Broadcom’s standard terms and conditions.

6.2           Buffer Stock. Broadcom will hold and segregate a buffer stock of *** RAID controller chip products for Ciprico to meet Ciprico’s typical monthly supply during the term of this Agreement. If Ciprico depletes the buffer stock, then Broadcom will refill such buffer stock in accordance with its standard lead times. As a condition to Broadcom’s obligations under this Section 6.2, Ciprico will maintain a typical monthly supply of RAID controller chips in its inventory.

6.3           Pricing. Until the end-of-life of Frodo or Elrond, as the case may be, Broadcom will sell the RAID controller chips to Ciprico in accordance with the prices set forth in Schedule 6.3.

6.4           Elrond-Lite Product. The parties acknowledge that the BCM8608 (Elrond-Lite) product has not yet been developed, and is subject to a review of joint business planning, productization schedules, target market and the like. Nothing in this Agreement will require Broadcom to develop or release the Elrond-Lite product to production, and the terms of this Section 6 will apply to the Elrond-Lite product only if Broadcom chooses in its sole discretion to develop and release the Elrond-Lite product to production.

ARTICLE VII

OTHER OBLIGATIONS

7.1           Confidentiality. Broadcom and Ciprico acknowledge and agree that the Licensed Technology, the Supported Chips, any Improvements, any documentation or information relating to the Licensed Technology, any Improvements and the Supported Chips, and any other information (if such other information is identified as confidential or should be recognized as confidential under the circumstances) provided to a party by the other party hereunder (collectively, “Confidential Information”) constitute the confidential and proprietary information of the disclosing party, that Ciprico’s protection thereof is an essential condition to Ciprico’s license of the Licensed Technology herein, that Broadcom’s protection thereof is an essential condition to Broadcom’s license to the Improvements herein and that all such Confidential Information is subject to the NDA, which shall remain in full force and effect. Broadcom and Ciprico acknowledge and agree that this Agreement and its contents constitute the confidential and proprietary information of both parties. This Section 7.1 shall supplement, but not replace the NDA.

7.2           Intentionally Omitted.

7.3           Cooperation in Transfer. The parties will cooperate with each other and provide reasonable assistance to each other in the transfer of relevant customer and supply chain relationships from Broadcom to Ciprico.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1           Representations and Warranties of Both Parties. The Parties hereby represent and warrant to the other as of the Closing Date as follows:

(a)          Each Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Party has full rights, power and authority to enter into the Transaction Documents and to  perform all of its obligations under the Transaction Documents.

(b)         The Transaction Documents and the obligations of each Party under the Transaction Documents will not conflict with, or constitute a breach or default of, any other agreement, instrument or arrangement to which such Party is a party or by which it is bound. Neither Party is subject to any restriction or agreement contained in any agreement, license, instrument, order, judgment or decree which would be violated by the consummation of the transactions contemplated by the Transaction Documents.

8.2           Representations and Warranties of Broadcom. Broadcom hereby represents and warrants to Ciprico as of the Closing Date as follows:

(a)          Broadcom is the owner absolutely of the Purchased Assets, and it has good right and title to sell and assign the Purchased Assets as set forth in this Agreement;

(b)         The Purchased Assets are free and clear of and from all Liens;

(c)          Except as set forth in Schedule 8.2(c), Broadcom previously has not granted any party a license to use, make, modify, sell, market or distribute the Licensed Software in source code form; and

(d)         Broadcom is the owner of the Licensed Technology and Broadcom has no Knowledge of any proceedings which are pending or threatened which challenge the rights of Broadcom with respect to the Licensed Technology, and to Broadcom’s Knowledge, the Licensed Technology does not infringe the intellectual property rights of any third party. Ciprico acknowledges that Broadcom has not conducted a patent search relating to the Licensed Technology, and has no obligation to do so.

(e)          Except as disclosed in Schedule 8.2(e), there is no Litigation outstanding or pending to which Broadcom is a party with respect to the Licensed Technology or Purchased Assets, and to the Knowledge of Broadcom, there is no Litigation threatened against Broadcom with respect to the Licensed Technology or Purchased Assets.

(f)          Schedule 8.2(f) contains true and correct information for the revenues and cost of revenues of the Business for the fourth quarter of 2005 and the first quarter of 2006.

8.3           No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1 AND 8.2 ABOVE, THE PURCHASED ASSETS, THE LICENSED TECHNOLOGY AND THE LICENSED MARKS ARE OFFERED “AS IS,” AND BROADCOM GRANTS AND CIPRICO RECEIVES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY STATUTE, COMMUNICATION OR CONDUCT WITH CIPRICO, OR OTHERWISE. BROADCOM SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR NON-INFRINGEMENT CONCERNING THE PURCHASED

ASSETS, THE LICENSED TECHNOLOGY OR THE LICENSED MARKS. WITHOUT LIMITATION OF THE ABOVE, BROADCOM GRANTS NO WARRANTY THAT THE LICENSED TECHNOLOGY, OR ANY PORTION THEREOF, IS ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION OR LOSS OF DATA, AND GRANTS NO WARRANTY REGARDING ITS USE OR THE RESULTS THEREFROM INCLUDING, WITHOUT LIMITATION, ITS CORRECTNESS, ACCURACY OR RELIABILITY.

ARTICLE IX

INDEMNITY

9.1.          Indemnification by Broadcom. Broadcom hereby agrees to indemnify, defend and hold harmless Ciprico and its officers, directors, employees, shareholders, and agents (collectively the “Ciprico Indemnified Parties”) from and against, and reimburse them for, any and all liabilities, damages awards, settlements, losses, claims and expenses, including without limitation reasonable attorneys’ fees and expenses and costs, incurred by or on behalf of any Ciprico Indemnified Party resulting from, caused by, or claimed to have resulted from or arisen in connection with: (a) any breach of this Agreement by Broadcom; (b) any use or distribution prior to the Closing of the Licensed Technology, products containing the Licensed Technology, or the Licensed Marks by or on behalf of Broadcom or its customers, sublicensees or end users; or (c) any claim under an Assumed Contract that was made prior to the Closing, except for those warranty obligations transferred under Section 1.3. For clarity, notwithstanding any other provision of this Agreement, Broadcom shall have no obligation to indemnify, defend or hold harmless Ciprico Indemnified Parties for any claim that the Licensed Technology infringes the intellectual property rights of a third party, absent a breach by Broadcom of Section 8.2(d) herein.

9.2.          Indemnification by Ciprico. Ciprico hereby agrees to indemnify, defend and hold harmless Broadcom and its officers, directors, employees, shareholders, and agents (collectively the “Broadcom Indemnified Parties”) from and against, and reimburse them for, any and all liabilities, damages awards, settlements, losses, claims and expenses, including without limitation reasonable attorneys’ fees and expenses and costs, incurred by or on behalf of any Broadcom Indemnified Party resulting from, caused by, or claimed to have resulted from or arisen in connection with: (a) any breach of this Agreement by Ciprico; (b) any use or distribution after the Closing of the Licensed Technology, products containing the Licensed Technology, or the Licensed Marks by or on behalf of Ciprico or its customers, sublicensees or end users; (c) any warranties or other commitments made by Ciprico to third parties relating to the Licensed Technology or any products containing the Licensed Technology; or (d) any claim under an Assumed Contract that arose after the Closing.

9.3.          Notice of Asserted Liability. Promptly after a Party (the “Indemnified Party”) becomes aware of any fact, condition or event that may give rise to losses, claims, liabilities, damages or expenses for which indemnification may be sought under this Section 9 the Indemnified Party shall give notice thereof in the manner provided in Section 12.14 of this Agreement (the “Claims Notice”) to the Party from which indemnification may be sought (the “Indemnifying Party”). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement known to the Indemnified Party) of any action, proceeding or investigation (an “Asserted Liability”) against the Indemnified Party. Failure of the Indemnified Party to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

9.4.          Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that the Indemnifying Party may not compromise or settle any Asserted Liability without the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, except that no consent shall be required if such compromise or settlement requires no more than a monetary payment for which the Indemnified Party hereunder is indemnified or involves other matters not binding upon the Indemnified Party; provided, however, that there is no admission of any wrongdoing and that the settlement is accompanied by a general release in form and substance reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days notify the Indemnified Party of its intent to do so and the Indemnified Party shall cooperate in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend any Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify, the Indemnified Party may pay, compromise or defend such Asserted Liability without prejudice to any right it may have hereunder. In any event, the Indemnified Party may participate, at its own expense, in the defense of any Asserted Liability. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

9.5.          Waiver of Consequential Damages. EXCEPT FOR A BREACH BY CIPRICO OF SECTION 2, A BREACH BY EITHER PARTY OF SECTION 7.1, OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9, IN NO EVENT SHALL EITHER PARTY HERETO HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR LOSS OF DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE X

CLOSING

10.1         Closing Date. The closing of the transactions provided for herein is scheduled to take place on June 6, 2006, or at such other place, time or date as the parties may mutually agree to in writing, such date being referred to herein as the “Closing Date” or the “Closing”.

10.2         Transfer of Possession. On the Closing Date or shortly thereafter, Broadcom, through its officers, agents and employees, will put Ciprico into full possession of the Purchased Assets to be delivered at such time.

10.3         Closing Deliveries. At or before the Closing, Broadcom will execute and deliver to Ciprico:

(a)           one or more “Bills of Sale” in the form of Exhibit A attached hereto, conveying in the aggregate all of Broadcom’s ownership in personal property included in the Purchased Assets (except that such bill of sale will be delivered at the end of the transition period set forth in Exhibit E);

(b)           an “Assignment and Assumption Agreement” in the form of Exhibit B attached hereto, with respect to the Assumed Contracts;

(c)           an “Officer’s Certificate” indicating that Broadcom’s board of directors has approved this Agreement; and

(d)           any respective third party consents and approvals required under any of the Assumed Contracts;

At or before the Closing, Ciprico will execute and deliver to Broadcom an “Officer’s Certificate” indicating that Ciprico’s board of directors has approved this Agreement.

10.4         Transition Period. Broadcom and Ciprico agree to assist each other with a transition period relating to certain computing assets as set forth in Exhibit E hereto.

ARTICLE XI

TERM AND TERMINATION

11.1         Term. This Agreement shall become effective as of the Closing Date and shall remain effective unless and until terminated pursuant to this Article XI (the “Term”).

11.2         Termination. A party may, at its option (which option shall be exercisable in its sole and absolute discretion), terminate this Agreement for cause if any of the following occurs:

(a)           The other party materially breaches this Agreement or fails to perform any term or condition of this Agreement (excluding Sections 4.2 or 4.3,), if such breach or failure to perform is not cured within thirty (30) days after written notice thereof;

(b)           If Ciprico materially breaches or fails to perform any term or condition of Section 4.2, including Exhibit D, or Section 4.3 of this Agreement, and Ciprico fails to provide an acceptable plan to cure the specified breach within thirty (30) days after notice thereof or fails to begin diligently executing such plan within thirty (30) days after the notice;

(c)           A petition in bankruptcy is filed by the other party; or a petition in bankruptcy is filed against the other party and is not dismissed within forty-five (45) days of filing; or a receiver, trustee in bankruptcy, or similar officer is appointed to take charge of all or part of the other party’s property; or the other party makes an assignment for the benefit of creditors;

(d)           The other party attempts to assign this Agreement in violation of Section 12.7, or in the case of Ciprico, undergoes a Change of Control with a Broadcom Competitor.

11.3         Effect Of Termination. Upon the termination of this Agreement by either party:

(a)           If termination occurs prior to three years after Closing and Ciprico’s royalty payments under this Agreement in the aggregate are less than the Royalty Cap, then all rights and licenses granted to Ciprico under this Agreement shall immediately terminate. Ciprico shall ship to Broadcom, within ten (10) days, all tangible items in its possession or control which are owned by or proprietary to Broadcom, including but not limited to all Licensed Technology and Confidential Information, as well as at least one copy of all Improvements in both source code and object code form for the purpose of Section 2.5. Ciprico will destroy or return to Broadcom, at its option, all other such copies in its possession or control. Ciprico will also ship to Broadcom, within ten (10) days, all equipment necessary to support the Software listed on Schedule 11.3(b) hereto.

(b)           If termination occurs on or after three years after Closing and Ciprico’s royalty payments under this Agreement in the aggregate are less than the Royalty Cap, then:

(i)   If termination was for failure by Ciprico to pay any amounts owed under this Agreement, then all rights and licenses granted to Ciprico under this Agreement shall immediately terminate. Ciprico shall ship to Broadcom, within ten (10) days, all tangible items in its possession or control which are owned by or proprietary to Broadcom, including but not limited to all Licensed Technology and Confidential Information, as well as at least one copy of all Improvements in both source code and object code form for the purpose of Section 2.5. Ciprico will destroy or return to Broadcom, at its option, all other such copies in its possession or control. Ciprico will also ship to Broadcom, within ten (10) days, all equipment necessary to support the Software listed on Schedule 11.3(b) hereto; or

(ii)  If termination was for a reason other than failure by Ciprico to pay any amounts owed under this Agreement, then all rights and licenses granted to Ciprico under Section 2 herein shall survive in perpetuity subject to Ciprico’s continuing obligations to pay royalties and commissions under Section 3 (which shall also survive) , and subject to Broadcom’s right to terminate such rights and licenses under Section 11.2 in the event that Ciprico fails to meet such obligations.

(c)           If Ciprico’s royalty payments under this Agreement in the aggregate are equal to the Royalty Cap, then all rights and licenses granted to Ciprico under Section 2 herein shall survive in perpetuity.

(d)           Broadcom shall continue to grant Ciprico the license pursuant to Section 2.1 for the sole purpose of allowing Ciprico to continue to support only its existing customers and only for Licensed Software and RAID Controller Cards shipped prior to termination, consistent with its obligations under Section 4.3.

(e)           Termination of this Agreement shall not relieve either party of any liability accrued prior to the date of termination, and termination shall not affect the continued operation or enforcement of any provision of this Agreement which is to survive termination under Section 11.5.

11.4                Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies including but not limited to the relief set forth in Section 12.16 shall remain available.

11.5                Survival. The provisions of Sections 2.3, 2.5, 2.6, 2.7, 2.8, 3.4, 3.6, 3.7, 4.3, 7.1, 9, 12 and 13 shall survive the termination of this Agreement. If Ciprico’s royalty payments under this Agreement in the aggregate are equal to the Royalty Cap, then Sections 2.1 and 2.2 shall survive the termination of this Agreement. Sections 3.1, 3.2, 3.3 and 3.5 shall survive termination, only to the extent that any amounts payable under such sections as of the date of termination will remain due and payable, and also to the extent set forth in Section 11.3(b)(ii).

ARTICLE XII

MISCELLANEOUS

12.1         Titles and Headings. Titles and headings in this Agreement are for convenience only and shall not be deemed to alter or affect the construction of any provision of this Agreement.

12.2         No Partnership or Agency. Nothing in this Agreement shall be deemed to create or establish a joint venture, partnership, employment or agency relationship between the Parties, and neither Party shall have the power to obligate or bind the other Party in any manner whatsoever.

12.3         Entire Agreement. This Agreement and the NDA constitute and contain the entire agreement and understanding between the Parties concerning the subject matters thereof. This Agreement supersedes and replaces any and all prior agreements, understandings, negotiations, discussions or commitments, whether written or oral, concerning the subject matters thereof. This is a fully integrated agreement.

12.4         No Oral Modification. This Agreement may be amended only by a further writing signed by the Parties. No oral modification of any term of this Agreement shall be effective for any purpose.

12.5         Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

12.6         Further Assurances. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take any and all additional actions that may be necessary or appropriate to give full force and effect to the terms, provisions and intentions of this Agreement.

12.7         Assignment. Neither party will be permitted to assign this Agreement or any rights or obligations hereunder, directly or indirectly, by operation of law or otherwise, without the other Party’s prior written consent, and any such attempted assignment shall be void. Notwithstanding the foregoing, Ciprico may assign this Agreement in its entirety, without Broadcom’s consent, to a successor to all or substantially all of its business or assets (whether by way of merger, stock purchase or purchase of assets), so long as that successor (i) agrees in writing to be bound by this Agreement, and (ii) is neither a Broadcom Competitor nor an affiliate of a Broadcom Competitor. In addition, either party may assign this Agreement to a wholly-owned subsidiary of such party upon written notice. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and permitted assigns.

12.8         Severability. If any portion, part or provision of this Agreement or the application thereof is held invalid, illegal or unenforceable in any jurisdiction, the invalidity shall not affect other portions, parts, provisions or applications of this Agreement which can be given effect without the invalid portions, parts, provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

12.9         Governing Law and Venue. This Agreement shall be governed by the laws of the State of California without regard to principles of conflict of laws, and the United Nations Convention on Contracts for the International Sale of Goods is hereby excluded. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in the County of Orange, California, and both parties hereby consent to such jurisdiction and venue.

12.10       Cooperative Drafting. Each Party has cooperated in the drafting and preparation of this Agreement and been represented by counsel in such drafting and preparation. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

12.11       Attorneys’ Fees in Subsequent Proceedings. In the event of any litigation, arbitration or other proceeding in connection with or concerning any of the subject matters of this Agreement, the Party in whose favor any award or judgment shall be rendered therein shall be entitled to recover from the other Party all reasonable expenses incurred by said prevailing Party in the proceeding, including costs and reasonable attorneys’ fees.

12.12       Parties to Bear Costs. Each Party will be responsible for all fees and expenses (including but not limited to the costs and fees of any attorneys or accountants) which are incurred by such Party in connection with this Agreement and the transactions contemplated thereby..

12.13       Publicity. Neither Party shall make or issue any oral announcement or written statement concerning this Agreement or the transactions contemplated by this Agreement for dissemination to the general public without the prior written consent of the other Party. This provision shall not apply, however, to any written statement required to be made by law or regulations of any federal or state governmental agency.

12.14       Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, or three business days after depositing it in the United States mail with postage prepaid, certified delivery and properly addressed. For the purposes hereof, any notice or other communication herein required or permitted to be given shall be addressed as follows or to such other address as may from time to time be designated in writing by any of the Parties:

To Ciprico:

17400 Medina Road, #800

Plymouth, MN 55447

Attention:  Chief Financial Officer

Fax:  (763) 551-4002

To Broadcom:

Broadcom Corporation

16215 Alton Parkway

Irvine, California 92618

Attention:  General Counsel

Fax:  (949) 450-0504

12.15       Independent Advice. The Parties, and each of them, represent and warrant that:

(a)           in entering into this Agreement, they have had the benefit and advice of their own counsel in connection with this Agreement, and that the terms of this Agreement have been completely read and explained to them;

(b)           this Agreement is executed without reliance upon any statement, representation, promise, inducement, understanding or agreement by or on behalf of either Party or by or on behalf of any employee, representative, agent or attorney employed by either Party, other than the matters expressly set forth herein; and

(c)           no promise, inducement, understanding or agreement not expressed herein has been made to it/him/her.

12.16       Equitable Relief. Each party hereby acknowledges that its breach of Section 2 or Section 7.1 of this Agreement would cause irreparable harm and significant injury to the other party that may be difficult to ascertain and that a remedy at law would be inadequate. Accordingly, each party agrees that the other party shall have the right to seek and obtain immediate injunctive relief to enforce such obligations under the Agreement in addition to any other rights and remedies it may have.

12.17       Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the Parties.

12.18       Export Regulations. Each party agrees and warrants that it shall comply, at its own expense, with the U.S. Foreign Corrupt Practices Act and all export laws, restrictions, national security controls and regulations of the United States and any applicable foreign agency or authority. Neither party shall export or re-export, or authorize the export or re-export of the Licensed Technology, the Improvements, or any other product, technology, or information that such party obtains or learns hereunder, or any copy or direct product thereof, in violation of any of such laws, restrictions, or regulations or without any license or approval required thereunder.

12.20       No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Broadcom and Ciprico and, with respect to Section 9 only, the Ciprico Indemnified Parties and the Broadcom Indemnified Parties, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights.

ARTICLE XIII

DEFINITIONS

13.1         Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

“Assumed Contracts” has the meaning ascribed to it in Section 1.1(d).

“Broadcom” means, collectively, Broadcom Corporation and its wholly-owned subsidiaries.

“Broadcom Competitor” means Intel Corporation, Vitesse Semiconductor Corporation, LSI Logic Corporation, PMC-Sierra, Inc., Marvell Semiconductor, Inc., and any affiliate of, or successor in interest to, any such company.

“Broadcom Indemnified Parties” has the meaning ascribed to it in Section 9.2.

“Business” means Broadcom’s existing business of licensing RAID software and selling RAID Controller Cards. The Business specifically excludes Broadcom’s development, manufacture, marketing, and sale of RAID controller integrated circuits (even though such integrated circuits are components of Broadcom’s RAID storage controller card products).

“Change of Control” shall mean any change, directly or indirectly, in the power to direct the business affairs of an entity through appointment, contract, agreement, election, ownership of equity or otherwise. Ownership, directly or indirectly, of more than fifty percent (50%) of the equity in an entity shall be deemed “control” of that entity and “control” of one entity shall be deemed control of all entities controlled by such entity. Without limitation, “Change of Control” includes (i) any merger or consolidation of a party with or into a third party; (ii) a sale of all or substantially all of a party’s assets in one or a series of related transactions; (iii) completion of a tender offer or exchange offer pursuant to which holders of a party’s stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) any reclassification of a party’s stock or any compulsory share exchange pursuant to which such stock is effectively converted into or exchanged for other securities, cash or property.

“Ciprico” means, collectively, Ciprico Inc. and its wholly-owned subsidiaries.

“Ciprico Indemnified Parties” has the meaning ascribed to it in Section 9.1.

 “Confidential Information” has the meaning ascribed to it in Section 7.1.

“End User Agreement” means a written, legally enforceable agreement that (i) is consistent with and does not exceed the scope of this Agreement; (ii) stipulates that the Licensed Software is licensed, not sold, and that title to and ownership of the Licensed Software and any portion thereof remain with Broadcom; (iii) disclaims all express and implied warranties on behalf of Broadcom, and exclude liability of Broadcom for any special, indirect, exemplary, incidental or consequential damages; and (iv) prohibits the user from (a) copying the Licensed Software, except as reasonably necessary for internal back-up purposes, or (b) from modifying the Licensed Software, or (c) attempting to reverse engineer, decompile or disassemble any portion of the Licensed Software, or (e) exporting the Licensed Software or any underlying technology in contravention of any applicable U.S. or foreign export laws and regulations.

“Improvement(s)” shall mean and include any and all derivative works, alterations, enhancements, revisions, engineering changes or modifications to or related to the Licensed Software.

“Knowledge” shall mean the actual knowledge of facts, matters or circumstances of Broadcom and all officers and directors of Broadcom as of the Closing.

“Licensed Board Designs” shall mean the Broadcom designs for its RAID Controller Cards, as described in Schedule 2.1(b).

“Licensed Marks” shall mean the marks “RaidCore,” “Hyperraid,” “Xelcoreraid,” and “Fulcrum,”, respectively, and any renewals, extensions or foreign counterparts thereof.

“Licensed Software” shall mean Broadcom’s RAID software stack, as described in Schedule 2.1(a).

“Licensed Technology” shall mean only the Licensed Software and the Licensed Board Designs.

“Liens” shall mean any security interests, pledges, mortgages, liens, deeds of trust, or conditional sales contracts, in each case whether imposed by law, contract or otherwise.

“Litigation” means any action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, including reviews by a state agency.

 “NDA” shall mean that certain Non-Disclosure Agreement between Broadcom and Ciprico dated February 13, 2006.

“Prohibited License” shall mean a software license that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, linked with or distributed with such software be (a) disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no charge. The “General Public License” (GPL) published by the Free Software Foundation is an example of a Prohibited License.

“RAID Controller Cards” means RAID cards that incorporate the Licensed Technology or any portion thereof.

 “RAID Software” shall mean software that is designed to control a disk storage subsystem consisting of multiple hard disk drives to share or replicate data among the drives in accordance with industry standard RAID (Redundant Array of Independent Drives) level definitions.

“Revenue” shall mean the amount recorded by a party in its financial statements in accordance with Generally Accepted Accounting Principles and consistent with such party’s current policies. Revenue shall be calculated as gross sales amounts, less any credits such as rebates, discounts, price adjustments, special credit terms or the like.

“Royalty Cap” has the meaning ascribed to it in Section 3.2.

“Shares” has the meaning ascribed to it in Section 3.5.

“Supported Chip(s)” has the meaning ascribed to it in Section 5.1.

“Term” has the meaning ascribed to it in Section 11.1.

 [SIGNATURES ON FOLLOWING PAGE.]

Each of the Parties signing below has read the foregoing Agreement and accepts and agrees to the provisions it contains and hereby executes it voluntarily with full understanding of its consequences.

BROADCOM CORPORATION

By:  /s/ Thomas F. Lagatta

Name: Thomas F. Lagatta

Title: SR Vice President & General Manager

         Enterprise Computing Group

CIPRICO INC.

By:  /s/ James W. Hansen

Name: James W. Hansen

Title: Chairman and Chief Executive Officer